Exhibit 99.1

Kaiser Aluminum Appoints Neal E. West Senior Vice President and
Chief Financial and Accounting Officer to Succeed Daniel J. Rinkenberger

FOOTHILL RANCH, Calif. - February 22, 2019 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced the appointment of Neal E. West as Senior Vice President and Chief Financial and Accounting Officer, effective today. Daniel J. Rinkenberger will serve as an advisor to the Company through his planned retirement on March 31, 2019.

“Dan has made significant contributions over his 28-year career with Kaiser Aluminum serving in multiple roles in the financial organization. Since 2008, he has served as the Chief Financial Officer and an integral member of our executive team,” said Jack A. Hockema, Chairman and Chief Executive Officer. “We wish Dan well, and we are pleased to have a person with Neal’s acumen and expertise to succeed Dan in this role. Neal’s breadth and depth of experience will continue to facilitate the execution of our strategies and plans as we move forward,” said Mr. Hockema.

Mr. West joined the Company in 2008 and has served as the Company’s Vice President and Chief Accounting Officer since that time. Mr. West has more than 25 years of management experience in finance, accounting, audit, and information technology across several companies, including Gateway, Inc., where he served as Principal Accounting Officer before joining the Company. Mr. West is a Certified Public Accountant, a Certified Management Accountant, and a Chartered Global Management Accountant, and holds a Master of Science degree in information systems from Roosevelt University and a Bachelor of Science degree in accounting and business administration from Illinois State University.

Company Description
Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube and wire products, adhering to traditions of quality, innovation and service that have been key components of its culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information
For more information, please visit the Company’s web site at www.kaiseraluminum.com. The web site includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s web site at www.sec.gov which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

###

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757